SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2011

BioZone Pharmaceuticals, Inc.
(Exact Name Of Registrant As Specified In Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

333-146182	20-5978559
(Commission File Number)	(I.R.S. Employer Identification No.)

550 Sylvan Avenue, Suite 101, Englewood Cliffs, NJ	07632
(Address of Principal Executive Offices)	(Zip Code)

(201) 608-5101
(Registrant’s Telephone Number, Including Area Code)

4400 Biscayne Boulevard, Miami, FL 33137
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As described in Item 3.02 below, which is information that is required to be disclosed under this Item 2.03 and is hereby incorporated by reference into this Item, on September 22, 2011, Biozone Pharmaceuticals, Inc. (the “Company”) issued and sold a convertible promissory note with a principal amount of $500,000 to an accredited investor.

Item 3.02. Unregistered Sales of Equity Securities.

On September 22, 2011, the Company issued a 10% convertible promissory note with a principal amount of $500,000, due on March 22, 2012 (unless accelerated as described below) (the “Note”) and a warrant (the “Warrant”) to purchase certain securities of the Company in the PIPE Offering (as defined below), pursuant to a Securities Purchase Agreement entered into on that date (the “Securities Purchase Agreement”).  The Note and Warrant were issued to an accredited investor in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 promulgated by the Securities and Exchange Commission thereunder.

As set forth in the Securities Purchase Agreement, the Company intends to close a private placement of its common stock, par value $0.001 per share (the “Common Stock”), or other securities (the “PIPE Securities”) yielding gross proceeds to the Company of at least eight million Dollars ($8,000,000) (the “PIPE Offering,” and the price at which such PIPE Securities are sold is referred to as the “PIPE Share Price”); within one hundred twenty (120) days from the issuance date of the Note.

The following is a brief summary of the Note and the Warrant. These summaries are not complete, and are qualified in their entirety by reference to the full text of the agreements that are attached as exhibits to this Current Report on Form 8-K, along with the full text of the Securities Purchase Agreement and Registration Rights Agreement.  Readers should review those agreements for a more complete understanding of the terms and conditions associated with this transaction.

Convertible Promissory Note

The Note is unsecured, has a principal amount of $500,000 and matures on the earlier of March 22, 2012 or the closing date of the PIPE Offering (such earlier date, the “Maturity Date”).  The Note bears interest at the rate of 10% per annum. The entire principal amount and all accrued and unpaid interest is due and payable on the earlier of the Maturity Date and the occurrence of an Event of Default (as defined in the Note).

The principal and interest may not be prepaid except in connection with the consummation of the PIPE Offering, in which case the holder may elect either to convert all of the principal and accrued and unpaid interest then outstanding into the securities offered in the PIPE Offering at a price per share or unit, as the case may be, equal to 70% of the price at which such securities are sold or require the Company to repay the principal amount then outstanding and any accrued and unpaid interest in cash.

Warrant

The Warrant is immediately exercisable and expires five years after the date of issue.  The Warrant has an initial exercise price of the lower of $1.80 and 120% of the PIPE Share Price. The Warrant entitles the Buyer to purchase the number of shares of Common Stock and/or other securities, including units of securities, sold in the PIPE Offering equal to the principal amount of the Note issued pursuant to the Securities Purchase Agreement, divided by the lower of $1.50 and the PIPE Share Price. The Warrant is exercisable in cash or, while a registration statement covering the shares of Common Stock and/or other securities issuable upon exercise of the Warrant, or an exemption from registration, is not available, by way of a “cashless exercise”. The exercise price of the Warrant is subject to a “ratchet” anti-dilution adjustment for a period of one year from the issue date of the Warrant. This adjustment provides that, in the event that the Company issues certain securities at a price lower than the then applicable exercise price, the exercise price of the Warrant shall be immediately reduced to equal the price at which the Company issued the securities.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

10.1	Form of Securities Purchase Agreement

10.2	Form of Convertible Promissory Note

10.3	Form of Warrant

10.4	Form of Registration Rights Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

BioZone Pharmaceuticals, Inc.

Date: September 27, 2011	By:	/s/ Elliot Maza
Name: Elliot Maza
Title: Chief Executive Officer and CFO